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                                                                    EXHIBIT 99.1

To the Board of Directors of Allegheny Teledyne Incorporated:

We have audited the consolidated statements of operations, shareholders' equity and cash flows of Teledyne, Inc. (a Delaware corporation) and subsidiaries (Company) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Teledyne, Inc. and subsidiaries for the year ended December 31, 1995 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP


Los Angeles, California
January 13, 1996